Exhibit 10.1
CORPORATE OFFICE PROPERTIES TRUST
CORPORATE OFFICE PROPERTIES L.P.
AMENDED & RESTATED
EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN
Effective: May 6, 2021
1.Adoption of Plan; Covered Executives. The Board of Trustees (the “Board”) of Corporate Office Properties Trust, a Maryland real estate investment trust (the “Company”) and the general partner of Corporate Office Properties L.P., a Delaware limited partnership (the “Employer”), have determined that this Amended & Restated Executive Change in Control and Severance Plan (this “Plan”) should be adopted, effective as of the date hereof. The executives and officers of the Employer and/or the Company covered by this Plan (each such executive or officer a “Covered Executive” and collectively, the “Covered Executives”) will be those executives and officers selected by the Employer and the Company, in their sole discretion, who have entered into the letter agreement provided to the Covered Executive by the Company and the Employer substantially in the form attached hereto as Exhibit I (the “Letter Agreement”) stating, among other things, that such executive or officer will participate in this Plan and comply with certain confidentiality, non-competition, non-solicitation, non-disparagement and other covenants set forth as an exhibit to such Letter Agreement (collectively the “Restrictive Covenants”). Nothing in this Plan shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Company and the Employer and the Covered Executive, the Covered Executive shall not have any right to be retained in the employ of the Employer.
2.Definitions. The following terms shall be defined as set forth below:
(a)“Average Performance Bonus” shall mean the average of the annual performance bonuses, if any, for the three (3) most recent years for which the amount of the annual performance bonus has been determined (or such fewer number of years for which such amount has been determined and specifically excluding any special bonus or cash award, such as any retention bonus or sign-on bonus), provided that if the Covered Executive was not eligible to receive a performance bonus with respect to all of the prior three (3) fiscal years, such amount shall be calculated based on the Target Bonus.
(b)“Base Salary” shall mean the annual base salary rate in effect immediately prior to a Terminating Event, without giving effect to any decrease in such Base Salary occurring within ninety (90) days of such date that would result in the Covered Executive being deemed to have been Constructively Discharged.
(c)“Cause” shall mean, the termination of employment on the basis or as a result of (i) the Covered Executive’s willful failure or refusal (1) to follow a reasonable and lawful directive of the Company or the Employer, or of the Board, that is not cured to the reasonable satisfaction of the Company or the Employer, as applicable, within thirty (30) days after the Covered Executive receives written notice from the Company or the Employer, as applicable, of such failure or refusal or (2) to comply with any written rules, regulations, policies, or procedures of the Company or the Employer, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition or reputation of the Company or the Employer, as applicable, that, if capable of being cured, is not cured to the reasonable satisfaction of the Company or the Employer within thirty (30) days after the Covered Executive receives written notice of such failure from the Company or the Employer, as applicable, (ii) the Covered Executive’s conviction or disposition other than “not guilty” of a felony, a crime of moral turpitude or any crime in connection with any financial, business or commercial enterprise or transaction; (iii) a final judgment or other finding by a federal or state court or federal or self-regulatory agency that the Covered Executive has committed an intentional or reckless violation of security laws; (iv) any actions engaged in by the Covered Executive constituting a violation of law, dishonesty, bad faith, willful disregard of duties, or a violation of the Covered Executive’s fiduciary duties to the Company or the Employer, in each case, in connection with the Covered Executive’s services with respect to the Employer; (v) any act of willful misconduct committed by the Covered Executive directly or indirectly related to Covered Executive’s employment or services with respect to the Employer, including but not limited to, misappropriation of funds, dishonesty, fraud, unlawful securities transactions or a material violation of the Employer’s Code of Business Conduct and Ethics or the Company’s Code of Ethics for Financial Officers; (vi) the Covered Executive’s abuse of alcohol or another controlled substance in a manner that, in the reasonable judgment of the Company, the Employer, or the Board, interferes with the Covered Executive’s ability to perform his or her duties or responsibilities, or would reasonably be expected to have a material adverse effect on the business or financial condition or reputation of the Company or the Employer, as applicable, which abuse continues for more than thirty (30) days after the Covered Executive receives written notice from the Company or the Employer, with the Company or the Employer, as applicable, to determine whether such abuse has so continued in its reasonable judgment; or (vii) the willful or negligent failure of the Covered Executive to (1) perform the Covered Executive’s duties or responsibilities, or (2) comply with the material terms of his or her Letter Agreement or any other employment, restrictive covenant, or other agreement with the Company and/or the Employer that, in either case, if capable of being cured, is not cured to the reasonable satisfaction of the Company or the Employer within thirty (30) days after the Covered Executive receives written notice of such failure from the Company or the Employer, as applicable.
(d)“Change in Control” shall mean the following occurring after the effective date of this Plan:
(i)The consummation of the acquisition by any person, (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50 percent (50%) or more of the combined voting power embodied in the then outstanding voting securities of the Company;

(ii)The consummation of (1) a merger or consolidation of the Company, if the stockholders of the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50 percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or (2) the sale or other disposition of all or substantially all of the assets of the Company;
(iii)The individuals who, as of the effective date of this Plan, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election, by the Company’s stockholders, of any new Board member was approved by a vote of at least two thirds (⅔) of the Incumbent Board, such new Board member may, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual will be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or
(iv)Approval by the stockholders of the Company of a complete or substantial liquidation or dissolution of the Company.
(e)Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because 50 percent (50%) or more of the combined voting then outstanding securities is acquired by: (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (ii) any corporation or other entity which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.
(f)“Change in Control Termination Payment” shall mean an amount equal to (i) the Covered Executive’s Change in Control Termination Payment Multiple multiplied by (ii) the sum of the Covered Executive’s (1) Base Salary plus (2) the Average Performance Bonus.
(g)“Change in Control Termination Payment Multiple” shall mean a number determined by the Company and set forth in a Covered Executive’s Letter Agreement used for purposes of calculating the Covered Executive’s Change in Control Termination Payment.
(h)“Change in Control Termination Period” shall mean the period of time beginning six (6) months prior to, and ending upon the twelve (12) month anniversary of, the occurrence of a Change in Control (including the date of the Change in Control).
(i)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)A Covered Executive shall be deemed to have been “Constructively Discharged” upon the occurrence of any one of the following events:
(i)the Covered Executive is not re-elected to, or is removed from, the Covered Executive’s position with the Employer, other than as a result of the Covered Executive’s election or appointment to positions of equal or superior scope and responsibility;
(ii)a material diminution in the Covered Executive’s responsibilities, authority or duties;
(iii)a material reduction in the Covered Executive’s Base Salary or Target Bonus, in either case, without the prior written approval of the Covered Executive;
(iv)a material breach of Section 17 of this Plan by the Company, the Employer or their or its successor in a Change in Control due to such successor’s failure to expressly assume and perform this Plan in accordance with such Section; or
(v)the Employer changes the primary employment location of the Covered Executive to a place that is more than fifty (50) miles from 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046.
Notwithstanding the foregoing, the Covered Executive shall not be deemed to be Constructively Discharged unless (i) the Covered Executive notifies the Employer in writing of the occurrence of the condition that would constitute a Constructive Discharge hereunder within ninety (90) days after the first occurrence of such condition; (ii) the Employer fails to remedy the condition within thirty (30) days after such notice is provided (the “Cure Period”); and (iii) the Covered Executive terminates the Covered Executive’s employment within ten (10) days after the end of the Cure Period.
(k)“Disability” shall mean (unless otherwise provided in an award agreement or an employment agreement between the Covered Executive and the Company or the Employer) the Covered Executive’s health condition entitled him or her to receive, and the Covered Executive’s having begun to receive, long-term disability benefits under the long-term disability plan of the Company or the Employer in which the Covered Executive participates, or, if there is no such plan, the Covered Executive’s inability, due to physical or mental illness, to perform the essential functions of the Covered Executive’s job, with or without a reasonable accommodation, for one hundred eighty (180) days out of any two hundred seventy (270)-day period.
(l)“Pro-Rata Bonus” shall mean, if and to the extent that a bonus pool is funded by the Company and/or the Employer with respect to the applicable annual cash performance bonus plan or program of the Employer in which the Covered Executive participates, a pro-rated annual cash performance bonus for the year of termination through the Covered Executive’s Date of Termination, determined based on the Covered Executive’s Target Bonus. Notwithstanding the foregoing, if a Terminating Event occurs with respect to a Covered Executive within the Change in Control Termination Period, the Covered Executive’s Pro-Rata Bonus shall equal a pro-rated annual cash performance bonus for the year of termination through the Date of Termination based on the Covered Executive’s Target Bonus, without regard to whether a bonus pool is funded by the Company and/or the Employer with respect to the applicable annual cash bonus plan or program. In addition, if the Covered Executive’s cash performance bonus, if any, with respect to the prior year has not been paid as of the Covered Executive’s Date of Termination, then the ProRata Bonus shall also include an amount equal to the Covered Executive’s actual cash performance bonus for such prior year, determined based on and under the terms and conditions of the applicable performance bonus plan or program regardless of any condition under such plan or program requiring the Covered Executive to remain employed by the Employer or the Company for any period subsequent to the Covered Executive’s Date of Termination in order to receive such bonus.
(m)“Termination Payment Multiple” shall mean a number determined by the Company and set forth in a Covered Executive’s Letter Agreement used for purposes of calculating the Covered Executive’s Termination Payment.
(n)“Target Bonus” shall mean the Covered Executive’s target annual cash performance bonus as determined by the Employer for the year of termination (or prior year, if a target has not yet been set for the year of termination).
(o)“Terminating Event” shall mean any of the following events: (i) termination by the Employer of the employment of the Covered Executive for any reason other than for Cause, death or Disability; or (ii) termination by the Covered Executive of the Covered Executive’s employment with the Employer because the Covered Executive has been Constructively Discharged. Notwithstanding the foregoing, a Terminating Event shall not be deemed to have occurred herein solely as a result of the Covered Executive being an employee of any direct or indirect successor to the business or assets of the Company and/or the Employer.
(p)“Termination Payment” shall mean an amount equal to (i) the Covered Executive’s Termination Payment Multiple multiplied by (ii) the sum of the Covered Executive’s (1) Base Salary plus (2) the Average Performance Bonus.
3.Termination Benefits.
(a)If a Terminating Event occurs with respect to a Covered Executive while this Plan remains in effect and the Covered Executive remains a Covered Executive under this Plan, the Company or the Employer (as applicable) shall pay or provide to the Covered Executive any earned but unpaid Base Salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Covered Executive may be entitled to under any employee benefit plan of the Employer within the time required by law but in no event more than thirty (30) days after the Covered Executive’s Date of Termination (the “Accrued Benefit”). In addition, in such event, subject to the execution of a release in substantially the form attached hereto as Exhibit II (which the Company and the Employer may amend from time-to-time) (the “Release”), by the Covered Executive and the expiration of any revocation period with respect to such Release no later than sixty (60) days following the Covered Executive’s Date of Termination, the Covered Executive shall be entitled to the following payments and benefits:
(i)the Covered Executive’s Termination Payment;

(ii)the Covered Executive’s Pro-Rata Bonus, if any;
(iii)continuing coverage under the Employer’s group medical, dental and vision plans as would have applied (and at such cost to the Covered Executive) if the Covered Executive remained employed by the Employer for a period equal to the lesser of (1) a number of months following the Covered Executive’s Date of Termination as set forth in his or her Letter Agreement (the “Maximum Medical Benefit Continuation Period”) or (2) the period from the Covered Executive’s Date of Termination until such items are available to the Covered Executive under another group health plan;
(iv)the Company shall allow a period of eighteen (18) months following the Covered Executive’s Date of Termination (but in no event beyond the expiration of any option term or period specified in the option agreement with the Covered Executive) to exercise any options granted to the Covered Executive under any stock option or share incentive plan established by the Company (“Stock Plan”); and
(v)notwithstanding the vesting schedule otherwise applicable, (1) the Covered Executive shall be fully vested in all of the Covered Executive’s equity awards under any Stock Plan or similar program to the extent such equity awards are subject to a time-based vesting schedule (the “Time-Vesting Awards”), and (2) any accelerated vesting of the Covered Executive’s equity awards under any Stock Plan or similar program that is subject to performance-based vesting shall occur in accordance with the terms of the applicable award agreement.
(b)Subject, to the extent applicable, to the six (6)-month delay described in Section 9(a), below, (i) the Termination Payment described in Section 3(a)(i) above shall be paid in substantially equal installments in accordance with the Employer’s payroll practice over twelve (12) months, commencing on the first payroll date that occurs sixty (60) days after the Covered Executive’s Date of Termination; provided, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Covered Executive’s Date of Termination; (ii) the bonus(es) described in Section 3(a)(ii) above, if any, shall be paid in a lump-sum in the year following the year to which such bonus(es) relate at such time as such bonus(es) are paid to continuing executives of the Employer under the applicable bonus plan or program (or, if later, on the first payroll date that occurs sixty (60) days following the Covered Executive’s Date of Termination); and (iii) notwithstanding the terms of the existing award agreements otherwise applicable, accelerated vesting described in Section 3(a)(v) above will occur on the sixtieth (60th) day after the Covered Executive’s Date of Termination. If a Terminating Event occurs with respect to a Covered Executive pursuant to which the Covered Executive is entitled to the payments and benefits set forth above, subject to the Covered Executive’s execution of the Release and the expiration of the related revocation period, then any termination or forfeiture of unvested equity awards eligible for acceleration of vesting pursuant to Section 3(a)(v) above that otherwise would have occurred on or within sixty (60) days after the Covered Executive’s Date of Termination will be delayed until the sixtieth (60th) day after the Covered Executive’s Date of Termination (but, in the case of any stock option, not later than the expiration date of such stock option specified in the option agreement with the Covered

Executive) and will only occur to the extent such equity awards do not vest pursuant to Section 3(a)(v) above.
(c)Notwithstanding the foregoing, if a Terminating Event occurs with respect to a Covered Executive within the Change in Control Termination Period while this Plan remains in effect and the Covered Executive remains a Covered Executive under this Plan (and subject to the Covered Executive’s execution, without revocation, of the Release):
(i)the Covered Executive shall be entitled receive an amount equal to the Change in Control Termination Payment in lieu of the Termination Payment payable pursuant to Section 3(a)(i), above;
(ii)the Change in Control Termination Payment and the Pro-Rata Bonus shall each be paid in a single lump-sum on the first payroll date that occurs sixty (60) days following the Covered Executive’s Date of Termination, subject, to the extent applicable, to the six (6)-month delay described in Section 9(a), below and provided such Change in Control also constitutes a “change in ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the Company’s assets” for purposes of Section 409A of the Code and the regulations promulgated thereunder.
(d)Notwithstanding anything to the contrary elsewhere in this Plan, if the Covered Executive’s employment is terminated due to his or her death or Disability at any time after the effective date of this Plan, the Covered Executive shall receive his or her Pro-Rata Bonus, if any, in a single lump-sum as soon as practicable following such Date of Termination.
(e)Notwithstanding anything herein, if the Covered Executive breaches any of the provisions of the Restrictive Covenants set forth in the Letter Agreement, all payments and benefits described in this Section 3 shall immediately cease and the Company and the Employer shall have the right to terminate or recoup the payments and benefits previously provided pursuant to this Section 3.
4.Time-Vesting Award Treatment Upon a Change in Control. Notwithstanding anything to the contrary elsewhere in this Plan, and except as otherwise provided in the applicable award agreement, upon the occurrence of a Change in Control, 100% of all Time-Vesting Awards held by any Covered Executive will vest in full, and to the extent applicable, settle or become fully exercisable, unless provision is made in the sole discretion of the Board in connection with the Change in Control for the assumption or continuation of such Time-Vesting Awards by, or the substitution for such Time-Vesting Awards with new awards of, the surviving successor, or resulting entity.
5.Additional Limitation.
(a)Anything in this Plan to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of a Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Compensatory Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision), then the Covered Executive’s

Compensatory Payments shall be reduced (but not below zero) so that the sum of all of the Covered Executive’s Compensatory Payments shall be $1.00 less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code (or any successor provision); provided that such reduction shall only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Compensatory Payments were not subject to such reduction. In such event, the Covered Executive’s Compensatory Payments shall be reduced in the following order: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.
(b)For purposes of this Section 5, the “After Tax Amount” means the amount of the Covered Executive’s Compensatory Payments less all federal, state, and local income, excise and employment taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of such Compensatory Payments. For purposes of determining the After Tax Amount, each Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Covered Executive’s residence on the Terminating Event, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c)The determination as to whether a reduction in a Covered Executive’s Compensatory Payments shall be made pursuant to Section 5(a) shall apply to the Covered Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Covered Executive within fifteen (15) business days of the Terminating Event, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.
6.Arbitration of Disputes. Except as provided in the Restrictive Covenants attached as an exhibit to the Letter Agreement, any dispute or controversy arising under or in connection with this Plan or the Covered Executive’s employment by the Employer shall be settled exclusively by arbitration, conducted by a single arbitrator sitting in Columbia, MD in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect. The arbitrator shall be selected by the parties from a list of eleven (11) arbitrators provided by the AAA, provided that no arbitrator shall be related to or affiliated with either of the parties. No later than ten (10) days after the list of proposed arbitrators is received by the parties, the parties, or their respective representatives, shall meet at a mutually convenient location in Columbia, Maryland, or telephonically. At that meeting, the party who sought arbitration shall eliminate one proposed arbitrator and then the other party shall eliminate one proposed arbitrator. The parties shall continue to alternatively eliminate names from the list of proposed arbitrators in this manner until each party has eliminated five (5) proposed arbitrators. The remaining arbitrator shall arbitrate the dispute. Each party shall submit, in writing, the specific requested action or decision it wishes to take, or make, with respect to the matter in dispute, and the arbitrator shall be obligated to choose one party’s specific requested action or decision, without being permitted to effectuate any compromise or “new” position; provided, however, that the arbitrator is authorized to award amounts not in dispute during the pendency of any dispute or controversy arising under or in connection with this Plan. All third-party costs of the arbitration proceeding, including, without limitation, the fees, costs and expenses of the arbitrator shall be shared equally by the parties; provided, however, that each party shall bear its own attorney’s fees and costs and all other fees and costs that it incurs in representing itself and participating in the arbitration proceeding and provided further that the Employer shall reimburse a Covered Employee for such reasonable attorney’s fees and costs if the Covered Employee prevails on the merits with respect to at least one material issue in such arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; including, if applicable, entry of a permanent injunction under the Restrictive Covenants attached as an exhibit to the Letter Agreement.
7.Enforcement and Governing Law. The provisions of this Plan and each Letter Agreement (including the Restrictive Covenants) shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Plan and each Letter Agreement (including the Restrictive Covenants) shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Maryland as it constitutes the situs of the corporation and the employment hereunder, without reference to the law regarding conflicts of law.
8.Withholding. All payments made under this Plan shall be net of any tax or other amounts required to be withheld by the Employer under applicable law.
9.Section 409A.
(a)Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the 20 percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one day after the Covered Executive’s separation from service, or (ii) the Covered Executive’s death.
(b)It is intended that this Plan will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Plan, including but not limited to each installment payment of the Termination Payment and/or the Change in Control Termination Payment (as applicable), is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A2(b)(2).

(c)To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon the Covered Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A1(h).
(d)The Company and the Employer make no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
10.Notice and Date of Termination.
(a)Notice of Termination. After the occurrence of a Termination Event, such event shall be communicated by written Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 10. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and the Covered Executive’s Date of Termination.
(b)Date of Termination. “Date of Termination,” with respect to any purported termination of a Covered Executive’s employment, shall mean the date the Covered executive’s employment terminates, as specified in the Covered Executive’s Notice of Termination.
(c)Notice to the Company and the Employer. Covered Executive will send all communications to the Company and the Employer relating to this Plan, in writing, by hand delivery or by registered or certified mail, postage prepaid, addressed as follows, subject to change when notified by the Company and the Employer:
Corporate Office Properties L.P.
Corporate Office Properties Trust
Attention: General Counsel
6711 Columbia Gateway Drive, Suite 300
Columbia, MD 21046

and to:

Corporate Office Properties L.P.
Corporate Office Properties Trust
Attention: Head of Human Resources
6711 Columbia Gateway Drive, Suite 300
Columbia, MD 21046

(d)Notice to the Covered Executive. The Company and the Employer will send all communications to the Covered Executive, relating to this Plan, in writing, addressed to the Covered Executive at the last address the Covered Executive has filed in writing with the Company.
11.Administration. The Plan will be administered by the Compensation Committee of the Board (the “Compensation Committee”). The Compensation Committee has the authority and responsibility to interpret and construe the Plan and to decide all questions and make all necessary determinations arising thereunder. The Compensation Committee may, subject to applicable law and pursuant to a written instruction, delegate, in whole or in part, any of the authority of the Compensation Committee hereunder (subject to such limits as may be determined by the Compensation Committee) to any individual or committee of individuals (who need not be members of the Board), including without limitation the authority to make determine eligibility for participation in the Plan for individuals who are not officers of the Company. The Compensation Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Covered Executives who receive, or are eligible to receive, a Letter Agreement (whether or not such Covered Executives are similarly situated).  Without limiting the generality of the foregoing, the Compensation Committee will be entitled, among other things, to enter into non-uniform and selective Letter Agreements and to make non-uniform and selective determinations as to the Covered Executives or the terms and conditions of the Plan or a Letter Agreement.
12.No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan. Further, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by the Covered Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Covered Executive to the Company, or otherwise.
13.Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executive’s death after a Terminating Event but prior to the completion by the Company of all payments due the Covered Executive under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to the Covered Executive’s death (or to the Covered Executive’s estate, if the Covered Executive fails to make such designation).
14.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
15.Effect on Other Plans. Nothing in this Plan shall be construed to limit the rights of the Covered Executives under the Company benefit plans, programs or policies.

16.Amendment or Termination of Plan. The Company and the Employer may amend or terminate this Plan at any time or from time to time for any reason, provided that the provisions of Sections 6 and 7 of this Plan and the Restrictive Covenants set forth in the Letter Agreement shall survive the termination of this Plan. The Company and the Employer shall provide reasonable notice to affected Covered Executives in the event of any such amendment or termination. Notwithstanding the foregoing, a Covered Executive’s rights to receive payments and benefits pursuant to this Plan in connection with a Terminating Event occurring within the Change in Control Termination Period may not be adversely affected, without the Covered Executive’s consent, by an amendment or termination of this Plan occurring within the Change in Control Termination Period.
17.Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) in a Change in Control to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company and the Employer would be required to perform if no such succession had taken place and failure to so expressly assume and agree to perform shall be a material breach of this Plan.
Adopted: As of May 6, 2021

EXHIBIT I
LETTER AGREEMENT

[COPT Letterhead]

_____________, 2021

Dear [Covered Executive]:

We are pleased to inform you that the Board of Trustees of Corporate Office Properties Trust (the “Company”) has determined that, effective as of [__] (the “Participation Date”), you [are eligible]1 [will continue]2 to participate in the Corporate Office Properties Trust, Corporate Office Properties L.P. Executive Change in Control and Severance Plan (the “Plan”) as a Covered Executive, subject to the terms and conditions of the Plan, for a period of [__] years from the Participation Date (the “Participation Period”), at which point you will cease to participate in the Plan unless otherwise agreed by you, the Company and the Employer. Capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Plan.

The terms of the Plan are detailed in the copy of the Plan that is attached as Exhibit A to this Letter Agreement, and those terms, including without limitation, Sections 6 and 7 of the Plan, are incorporated in and made a part of this Letter Agreement. As described in more detail in the Plan, the Plan entitles you to certain severance benefits in the event that your employment with the Employer terminates under certain circumstances. By signing this Letter Agreement and as a condition of your eligibility for the payments and benefits set forth in the Plan, you agree to comply with the provisions of the Plan and you agree to comply with the provisions of the confidentiality, non-competition, non-solicitation and non-disparagement requirements set forth on Exhibit B to this Letter Agreement (collectively the “Restrictive Covenants”) during your employment and, to the extent required by the Restrictive Covenants, after your employment ends regardless of the reason for the ending of such employment (and regardless of whether such termination occurs during the Participation Period); provided that, unless otherwise agreed by you, the provisions of Section 2(a) of the Restrictive Covenants (i.e., the Non-Competition Covenant, as defined therein) will not apply following a termination of your employment in the event that such termination occurs after the end of the Participation Period. Your Termination Payment Multiple shall be [__], your Change in Control Termination Payment Multiple shall be [__], and your Maximum Medical Benefit Continuation Period shall be [__].

1 For new participants.
2 For participants whose Participation Period is being renewed.

[This Letter Agreement and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede in all respects any and all prior agreements between you and the Company concerning such subject matter.]3 [This Letter Agreement and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and, as of the Participation Date, shall supersede in all respects any and all prior agreements between you and the Company, including the Letter Agreement dated [__], concerning such subject matter.]4

By signing below, you agree to the terms and conditions of the Restrictive Covenants set forth on Exhibit B hereto, and acknowledge (i) your participation in the Plan pursuant to this Letter Agreement as of the Participation Date, (ii) that you have received and read a copy of the Plan, (iii) that you agree that any termination benefits provided for in the Plan are subject to all of the terms and conditions of the Plan and you agree to such terms and conditions, (iv) that the Company and the Employer may amend or terminate the Plan at any time, and (v) that the Restrictive Covenants shall survive and continue to apply notwithstanding (a) any amendment or termination of the Plan (or the benefits to be provided thereunder) in the future or (b) except as set forth above with respect to the Non-Competition Covenant, the expiration of the Participation Period.

Congratulations on being selected to participate in the Plan.

“Employer”

Corporate Office Properties L.P., a Delaware
limited partnership

By: Corporate Office Properties Trust, a
Maryland real estate investment trust

By: ______________________________
Name:
Title:

“Company”

Corporate Office Properties Trust, a Maryland
real estate investment trust
3 For new participants.
4 For participants whose Participation Period is being renewed.
2

By: ______________________________
Name:
Title:

AGREED TO AND ACCEPTED

___________________________________
[Covered Executive Name]

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EXHIBIT A
TO THE LETTER AGREEMENT

See attached copy of the Plan

EXHIBIT B
TO THE LETTER AGREEMENT

Restrictive Covenants

Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Corporate Office Properties Trust, Corporate Office Properties L.P. Executive Change in Control and Severance Plan (the “Plan”) and in the Letter Agreement under the Plan to which this Exhibit B is attached. In consideration of, among other things, the Covered Executive’s participation in the Plan and continued employment by the Employer, the Covered Executive agrees to comply with the covenants, terms and conditions set forth below. The Covered Executive acknowledges that the covenants, terms and conditions set forth below will continue to apply notwithstanding any amendment or termination of the Plan (or the benefits to be provided thereunder) in the future.
1.Confidentiality and Loyalty. The Covered Executive acknowledges that heretofore or hereafter during the course of the Covered Executive’s employment the Covered Executive has produced and received, and may hereafter produce, receive and otherwise have access to various materials, records, data, trade secrets and information not generally available to the public (collectively, “Confidential Information”) regarding the Employer and its subsidiaries and affiliates. Accordingly, during and subsequent to termination of the Covered Executive’s employment with the Employer, the Covered Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Employer, required by law or by any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by the Covered Executive of the Covered Executive’s duties hereunder. All records, files, documents, computer diskettes, computer programs and other computer-generated material, as well as all other materials or copies thereof relating to the business of the Employer, which the Covered Executive shall prepare or use, shall be and remain the sole property of the Employer, shall not be removed from the Employer’s premises without its written consent, and shall be promptly returned to the Employer upon termination of the Covered Executive’s employment. The Covered Executive agrees to abide by the reasonable policies of the Employer, as in effect from time to time, respecting confidentiality and the avoidance of interests conflicting with those of the Employer.
2.Non-Competition; Non-Solicitation; Non-Disparagement.
(a)Non-Competition. The Employer and the Covered Executive have jointly reviewed the tenant lists, property submittals, logs, broker lists, and operations of the Employer, and have agreed that as an essential ingredient of and in consideration of the Covered Executive’s participation in the Plan, the Covered Executive hereby agrees that, except with the express prior written consent of the Employer, while the Covered Executive is employed by the Employer and for a period of 12 months after the termination of the Covered Executive’s employment with the Employer for any reason (the “Restrictive Period”), the Covered Executive will not directly or
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indirectly compete with the business of the Employer, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, investing, or by directly or indirectly (including, but not limited to, through a joint venture) serving as an employee, officer, trustee or director of or consultant or other external advisor to a Similar Business (as defined below) (the “Non-Competition Covenant”). For purposes of this paragraph (a), a business shall be considered to be a “Similar Business” as of a particular date if it is engaged in the ownership, development, operation, management or leasing of real estate in any geographic market or submarket in which the Employer either (i) owned, developed, operated or leased, collectively, more than 1,000,000 square feet of property of the same or similar type (e.g., office, data center, industrial, residential or self-storage) as of the earliest of such date, the date of termination of the Covered Executive’s employment with the Employer or the date of a Change in Control (as defined in the Plan), or (ii) had commenced construction or agreed to acquire or manage more than 500,000 square feet of property of the same or similar type within the 12 months preceding the earliest of such date, the date of termination of the Covered Executive’s employment with the Employer or the date of a Change in Control (as defined in the Plan). If the Covered Executive violates the Non-Competition Covenant and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Non-Competition Covenant. Accordingly, the Non-Competition Covenant shall be deemed to have the duration specified in this paragraph (a) computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Non-Competition Covenant by the Covered Executive. The foregoing Non-Competition Covenant shall not prohibit a Covered Executive from owning, directly or indirectly, capital stock or similar securities which are listed on a securities exchange which do not represent more than five percent (5%) of the outstanding capital stock of any corporation.
(b)Non-Solicitation. The Covered Executive agrees that, except with the express prior written consent of the Employer, while the Covered Executive is employed by the Employer and for a period of 12 months thereafter, the Covered Executive will not directly or indirectly solicit or induce, or attempt to solicit or induce, any employee or agent of Employer to terminate employment with Employer or become employed by any other person, firm, partnership, corporation, trust or other entity, or any customer, client, independent contractor, business relation, or any other person or entity to cease doing business with the Company.
(c)Non-Disparagement. While the Covered Executive is employed and for twelve (12) months following termination of a Covered Executive’s employment for any reason, the Covered Executive shall not intentionally disclose or cause to be disclosed any negative, adverse or derogatory comments or information about (i) the Employer or its employees or the trustees of the Company; (ii) the properties of or any product or service provided by the Employer; or (iii) the Employer’s prospects for the future. For twelve (12) months following termination of the Covered Executive’s employment for any reason, the Employer shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about the Covered Executive. Nothing in this Section shall prohibit either the Employer or a Covered Executive from testifying truthfully in any legal or administrative proceeding or making any other truthful disclosure required by applicable law.
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(d)Remedies for Certain Breached. The Covered Executive acknowledges that the restrictions contained in Sections 1 and 2 of this Exhibit B are reasonable and necessary for the protection of the legitimate proprietary business interests of the Employer; that any violation of these restrictions would cause substantial injury to the Employer and such interests; that the Employer would not have caused the Covered Executive to participate under the Plan without receiving the additional consideration offered by the Covered Executive in binding himself to these restrictions; and that such restrictions were a material inducement to the Employer to offer the benefits set forth in the Plan. In the event of any violation or threatened violation of these restrictions, the Employer shall be relieved of any further obligations under the Plan, shall be entitled to seek any rights, remedies or damages available at law, in equity or otherwise under the Plan, and shall be entitled to seek preliminary and temporary injunctive relief granted by a court of competent jurisdiction to prevent or restrain any such violation by the Covered Executive and any and all persons directly or indirectly acting for or with the Covered Executive, as the case may be, while awaiting the decision of the arbitrator selected in accordance with Section 6 of the Plan, which decision, if rendered adverse to the Covered Executive, may include permanent injunctive relief to be granted by the court.
(e)Definition of Employer. For purposes of Sections 1 and 2, the term “Employer” shall be deemed to include all of the Employer’s subsidiaries and affiliates.
3.Arbitration of Disputes; Enforcement and Governing Law. Sections 6 and 7 of the Plan are expressly incorporated by reference into this Exhibit B.
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EXHIBIT II

RELEASE

This Release (the “Release”) is entered into by [___________] (the “Covered Executive”) pursuant to the Corporate Office Properties Trust, Corporate Office Properties L.P. Executive Change in Control and Severance Plan (the “Plan”). This Release is the “Release” referenced in the Plan. Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Plan. The consideration for the Covered Executive’s agreement to this Release consists of the [Termination Payment/Change in Control Termination Payment]5 and other consideration set forth in Section 3 of the Plan.
1.In consideration of the [Termination Payment/Change in Control Termination Payment] and other consideration set forth in Section 3 of the Plan, the Covered Executive hereby releases and forever discharges the Company and the Employer, the predecessors, successors, assigns and affiliates of each of the Company and the Employer, and current and former members, partners, trustees, officers, employees, representatives, attorneys, agents and all persons acting by, through, under or in concert with any of the foregoing (any and all of whom or which are referred to hereinafter as the “Releasees”) from any claim, demand, right, action or cause of action, of whatever nature or kind, in law, equity, administrative proceedings, or otherwise, whether based upon any law, statute, ordinance, rule, regulation, common law, or otherwise, or any entitlement to attorneys’ fees, costs or expenses, and from any other matter under any other theory, whether known or unknown, suspected or claimed, liquidated or unliquidated, absolute or contingent (collectively, “Claims”), which arose or occurred at any time prior to the date the Covered Executive signed this Release, including, but not limited to, any Claim relating in any way to the Covered Executive’s employment, or the termination thereof, by the Employer, the Company and/or any subsidiary of either, saving and excepting however, the Covered Executive’s rights to any earned but unpaid base salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Covered Executive may have under any employee benefit plan of the Employer (the “Accrued Benefit”), the Covered Executive’s rights under Section 2(c) of Exhibit B to the Letter Agreement, any Claim that cannot be waived as a matter of law and, subject to this Release becoming effective, the Covered Executive’s right to receive payment of the [Termination Payment/Change in Control Termination Payment] and provision of the other consideration set forth in Section 3 of the Plan, nor shall this Release constitute a waiver of any vested rights under any 401(k), retirement or other ERISA-governed plan, or a waiver of any of vested stock options or restricted shares, if any. Without restricting the foregoing, this Release Agreement includes: (1) any Claim brought under any federal, state, or local fair employment practices law, including, but not limited to: the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act (ADA) as amended, the Equal Pay Act (EPA), the Genetic Information Nondiscrimination Act (GINA), and the Uniformed Services Employment and Reemployment Rights Act (USERRA); (2) any Claim brought under any state or federal law regarding wages, benefits, or employment practices, including the Family and Medical Leave Act;
5. Include only the applicable payment.

(3) any contract Claims; (4) any intentional or unintentional tort Claims, including, but not limited to: defamation, libel, slander, abusive or wrongful discharge, fraud or misrepresentation; and (5) any Claims alleging retaliation and/or any whistleblower Claims, including Claims arising under the Sarbanes-Oxley Act and the Dodd Frank Act.
2.The Covered Executive promises and covenants not to commence any action or proceeding against any Releasee for any released Claim before any federal or state court or, except as expressly stated herein, administrative agency, civil rights commission or other forum. If the Covered Executive commences any action or proceeding in violation of this paragraph, the Employer and the Company shall be excused from making any further payments, continuing any other benefits, or providing other consideration otherwise owed under the Plan other than the Accrued Benefit. Notwithstanding the foregoing, the parties recognize the authority of the Equal Employment Opportunity Commission (“EEOC”) to enforce the statutes which come under its jurisdiction, and this Release is not intended to prevent the Covered Executive from filing a charge or participating in any investigation or proceeding conducted by the EEOC. To the extent any proceeding is commenced against any of the Releasees by any person, entity or agency in any forum, the Covered Executive waives any Claim or right to money damages, attorneys’ fees, or other legal or equitable relief awarded by any jury, court or governmental agency related to any released Claim. Further notwithstanding the foregoing, this paragraph shall not apply to any proceeding initiated by the Covered Executive to the extent that the Covered Executive asserts that any Releasee has violated ADEA, including any challenge to the effectiveness of the release of Claims under ADEA. For the avoidance of doubt, this exception for the pursuit of ADEA Claims shall not be construed as an acknowledgment that the release of ADEA Claims is in any way ineffective, shall not be construed to affect the effectiveness of the Covered Executive’s release of ADEA Claims and shall not affect the right of any Releasee to rely on the Covered Executive’s release of ADEA Claims as a defense to any claim under ADEA. This exception is solely for the purpose of conforming this paragraph to the limitations set forth in 29 C.F.R. Sec. 1625.23.
3.Ongoing Obligations of the Covered Executive. The Covered Executive reaffirms the Covered Executive’s ongoing obligations under the Plan and the Letter Agreement, including without limitation the Covered Executive’s obligations under Exhibit B to the Letter Agreement.
4.No Assignment. The Covered Executive represents that the Covered Executive has not assigned to any other person or entity any Claims against any Releasee.
5.Right to Consider and Revoke Release. The Covered Executive acknowledges that this Release is deemed to be delivered to the Covered Executive on the Covered Executive’s Date of Termination; provided that the Covered Executive’s employment is terminated in connection with a Terminating Event. The Covered Executive acknowledges that the Covered Executive has been given the opportunity to consider this Release for a period ending forty-five (45) days after the Date of Termination. In the event the Covered Executive executed this Release within less than forty-five (45) days after the delivery of this Release to the Covered Executive, the Covered Executive acknowledges that such decision was entirely voluntary and that the Covered Executive had the opportunity to consider this Release until the end of the forty-five (45) day period. To accept this Release, the Covered Executive shall deliver a signed Release to the Senior Vice
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President, Human Resources of the Company (the “SVP-HR”) within such forty-five (45) day period. For a period of seven (7) days from the date when the Covered Executive executes this Release (the “Revocation Period”), the Covered Executive shall retain the right to revoke this Release by written notice that is received by the SVP-HR on or before the last day of the Revocation Period. This Release shall take effect only if it is executed and delivered within the forty-five (45) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”). The signed Release and any revocation may be delivered to the SVP-HR by hand or by a PDF copy attached to an email to the SVP-HR. If the Release is sent by email of a PDF copy, the Covered Executive shall separately send an original of the signed Release to the SVP-HR by first class mail or otherwise promptly after sending such email.
6.Other Terms.
(a)Legal Representation; Review of Release. The Covered Executive acknowledges that the Covered Executive has been advised to discuss all aspects of this Release with the Covered Executive’s attorney, that the Covered Executive has carefully read and fully understands all of the provisions of this Release and that the Covered Executive is voluntarily entering into this Release.
(b)Binding Nature of Release. This Release shall be binding upon the Covered Executive and upon the Covered Executive’s heirs, administrators, representatives and executors.
(c)Amendment. This Release may be amended only upon a written agreement executed by the Covered Executive, the Company and the Employer.
(d)Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the State of Maryland, and shall in all respects be interpreted, enforced and governed under the laws of the State of Maryland, without giving effect to the conflict of laws provisions of Maryland law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against the Company, the Employer or the Covered Executive.
(e)Absence of Reliance. The Covered Executive acknowledges that the Covered Executive is not relying on any promises or representations by the Company or the Employer or any of their respective agents, representatives or attorneys regarding any subject matter addressed in this Release.
So agreed.

______________________________________    _____________________________
[Covered Executive]                    Date

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